Exhibit 5.1

200 Clarendon Street
Boston, Massachusetts 02116
	Tel: +1.617.948.6000	Fax: +1.617.948.6001

FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Moscow
	Boston	Munich
	Brussels	New York
	Century City	Orange County
April 1, 2022	Chicago	Paris
	Dubai	Riyadh
	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
	Los Angeles	Tokyo
	Madrid	Washington D.C.
Bioventus Inc.
4721 Emperor Boulevard, Suite 100
Durham, North Carolina 27703
Re: Registration Statement on Form S-8; 297,700 shares of Class A common stock, par value $0.001 per share, of Bioventus Inc.
To the addressee set forth above:
We have acted as special counsel to Bioventus Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of up to 297,700 shares of the Company’s Class A common stock, par value $0.001 per share (the “Shares”), which may be issued pursuant to the Company’s Inducement Award Restricted Stock Unit Agreement and Inducement Award Option Agreement (the “Inducement Awards”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus forming a part thereof, other than as expressly stated herein with respect to the issuance of the Shares.
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein only as to the General Corporation Law of the State of Delaware (the “DCGL”), and we express no opinion with respect to any other laws.
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipients thereof, and have been issued by the Company for legal consideration in excess of par value in the circumstances contemplated by the Inducement Awards, assuming in each case that the individual grants or awards under the Inducement Awards are duly authorized by all necessary corporate action and duly granted or awarded and exercised in accordance with the requirements of law and the Inducement Awards, the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.
Sincerely,

/s/ Latham & Watkins LLP